Exhibit 12
                        UNITED STATES CELLULAR CORPORATION
                        RATIO OF EARNINGS TO FIXED CHARGES




                                                               Three Months
                                                                   Ended
                                                              March 31, 1994
                                                           ------------------
                                                         (Dollars in thousands)
    EARNINGS
     (Loss) from Continuing Operations before
       income taxes                                               $    (851)
       Add (Deduct):
         Minority Share of Cellular Losses                              (25)
         Earnings on Equity Method                                   (5,191)
         Distributions from Minority Subsidiaries                     4,659
         Amortization of Capitalized Interest                             5
         Minority interest in income of majority-owned
           subsidiaries that have fixed charges                         673
                                                                  ---------
                                                                       (730)

       Add fixed charges:
         Consolidated interest expense                                3,990
         Interest Portion (1/3) of Consolidated
           Rent Expense                                                 407
                                                                  ---------
                                                                  $   3,667
                                                                  =========

    FIXED CHARGES
       Consolidated interest expense                              $   3,990
       Interest Portion (1/3) of Consolidated
         Rent Expense                                                   407
                                                                  ---------
                                                                  $   4,397
                                                                  =========

    RATIO OF EARNINGS TO FIXED CHARGES                                  .83
                                                                  =========

     Tax-Effected Preferred Dividends                             $       -
     Fixed Charges                                                    4,397
                                                                  ---------
       Fixed Charges and Preferred Dividends                      $   4,397
                                                                  =========

    RATIO OF EARNINGS TO FIXED CHARGES
     AND PREFERRED DIVIDENDS                                            .83
                                                                  =========


    ADDITIONAL FUNDS REQUIRED TO COVER
     FIXED CHARGES AND PREFERRED
     DIVIDEND PAYMENTS                                            $     730
                                                                  =========
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